American Software, Inc. Changes Name to Logility Supply Chain Solutions, Inc. and Updates NASDAQ Ticker Symbol to LGTY
Atlanta, GA –  October 01, 2024 – American Software, Inc., a leader in AI-first supply chain planning software, is changing its name to Logility Supply Chain Solutions, Inc. (Logility) to align its name with its brand, which is recognized in the industry around the world. On October 2, the company's NASDAQ ticker symbol will also change from AMSWA to LGTY, aligning with the new name.
As part of this evolution, the company’s shareholders approved a reclassification of its dual-class share structure on August 20, 2024 from a dual-class capital structure to a single Class A common stock. This move is a response to feedback from shareholders and proxy advisory firms and is expected to attract a wider range of investors.
“As we continue to innovate and lead in AI-first supply chain solutions, we are excited to align the company name with the brand for which we are globally recognized,” said Allan Dow, President and CEO of Logility.
This strategic shift is part of a larger initiative aligned with the company’s continued focus on its core competencies. Following the divestiture of non-core assets and the recent acquisitions of AI-powered demand forecasting and network optimization capabilities, Logility is a SaaS leader in supply chain planning and management solutions.
With decades of global supply chain management expertise and experience, Logility is a trusted leader focused on leveraging its history of pioneering supply chain advancements to advance an AI-first strategy that is transforming both the company and the industry. Logility is reimagining the future of supply chain management with a vision that further positions the company as a leader in next-generation technologies but also allows customers to navigate complex global challenges with unprecedented accuracy and efficiency.
About Logility
Logility is a market-leading provider of AI-first supply chain management solutions engineered to help organizations build sustainable digital supply chains that improve people’s lives and the world we live in. The company’s approach is designed to reimagine supply chain planning by shifting away from traditional “what happened” processes to an AI-driven strategy that combines the power of humans and machines to predict and be ready for what’s coming. Logility’s fully integrated, end-to-end platform helps clients know faster, turn uncertainty into opportunity, and transform supply chain from a cost center to an engine for growth. With over 600 clients in 80 countries, the company is headquartered in Atlanta, GA. Learn more at www.logility.com.

Contact:
Press@Logility.com
Worldwide Headquarters ● 470 East Paces Ferry Road, N.E. ● Atlanta, Georgia 30305 ● 800.762.5207 ● www.logility.com